Exhibit 99.1

PACIFIC ETHANOL, INC.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

(as amended March 29, 2018)

This Nominating and Corporate Governance Committee Charter governs the operations of the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (“Board”) of Pacific Ethanol, Inc. (the “Company”). This Charter is intended as a component of a flexible corporate governance framework within which the Board, assisted by its committees, directs the affairs of the Company. Although this Charter should be interpreted in the context of all applicable laws, regulations and listing requirements of the NASDAQ Capital Market, as well as the Company’s Certificate of Incorporation and Bylaws, as the same may be amended or restated from time to time, it is not intended to establish by its own force any legally binding obligations.

GENERAL PURPOSE AND AUTHORITY

The general purpose of the Committee is to (i) consider and report periodically to the Board on matters relating to the identification, selection and qualification of Board members and candidates nominated to the Board, and (ii) advise and make recommendations to the Board with respect to corporate governance matters; and (iii) develop and recommend a set of corporate governance guidelines applicable to the Company.

COMMITTEE MEMBERSHIP

The Committee shall be comprised of a minimum of three members of the Board, each of whom shall be appointed by the Board. Each member shall be “independent” in accordance with applicable law, including the rules of the Securities and Exchange Commission and The NASDAQ Stock Market.

The members of the Committee shall be elected by the Board at the meeting of the Board following each annual meeting of stockholders and shall serve until their successors shall be duly elected and qualified or until their earlier resignation or removal. Unless a Chair is elected by the Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership. Any member may be removed, with or without cause, by the Board at any time.

COMMITTEE MEETINGS

The Committee shall meet as often as it deems appropriate to perform its duties and responsibilities under this Charter. Meetings of the Committee may be held telephonically. A majority of the members of the Committee shall constitute a quorum sufficient for the taking of any action by the Committee. The Chairman of the Board, any member of the Committee, or the Secretary of the Company may call meetings of the Committee. The Chair of the Committee, in consultation with the Committee members and members of management, will determine the frequency and length of Committee meetings and develop the Committee’s agenda. The Committee shall maintain written minutes of its meetings, which will be filed with the meeting minutes of the Board.

AUTHORITY AND RESPONSIBILITIES

The Committee may request any officer or employee of the Company or the Company’s legal counsel to attend a Committee meeting. The Committee has the right at any time to obtain advice, reports or opinions from internal or external counsel and expert advisors (including compensation consultants) and has the authority to hire and terminate independent legal, financial and other advisors as it may deem necessary, at the Company’s expense, without consulting with, or obtaining approval from, any officer of the Company in advance.

The functions and responsibilities of the Committee are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances. In that regard, the Committee shall:

●	Develop and recommend director qualification guidelines and criteria for screening and selecting nominees to the Board. In evaluating potential candidates, the Committee will take into account a number of factors, including, among others, the following:

○	the candidate’s independence from management;

○	whether the candidate has relevant business experience;

○	judgment, skill, integrity and reputation;

○	existing commitments to other businesses;

○	corporate governance background;

○	financial and accounting background, to enable the committee to determine whether the candidate would be suitable for Audit Committee membership; and

○	the size and composition of the Board.

In addition, the Board and the Committee are committed to seeking out highly qualified women and minority candidates as well as candidates with diverse backgrounds, skills and experiences as part of each Board member candidate search the Committee undertakes. When searching for director nominees, the Committee will include highly qualified diverse candidates (including gender, race and ethnicity) in the pool from which nominees are chosen.

The Committee shall have the authority to retain and terminate any search firm to be used to identify director nominees, including the authority to approve such firm’s fees and other retention terms. The Committee shall direct any search firm it retains to include qualified women and minority candidates in the firm’s list of potential director candidates. The Company shall provide funding, as determined by the Committee, for the payment of compensation to any such search firms.

●	Review the qualifications of, and recommend to the Board, those persons to be nominated for membership on the Board and to be elected by the Board to fill vacancies and newly created directorships.

●	Develop a pool of potential director candidates for consideration in the event of a vacancy on the Board.

●	Develop and oversee corporate governance guidelines and a code of conduct applicable to members of the Board and employees of the Company.

●	Review the Company’s corporate governance guidelines annually and submit any recommended changes to the Board.

●	Coordinate and oversee the independent directors’ periodic discussion and review of succession and development planning for the Chief Executive Officer and other members of senior management.

●	Review annually with the Board the composition of the Board as a whole, including whether the Board reflects the appropriate balance of independence, character, sound judgment, business experience, specialization and acumen, technical skills, diversity and other qualities, including time commitment.

●	Oversee the annual Board performance evaluation process including conducting surveys of director observations, suggestions and preferences.

●	Review annually the composition of each Board committee and present recommendations for committee membership to the Board as appropriate.

●	Consider the performance of incumbent members of the Board in determining whether to recommend that they be nominated for reelection.

●	Evaluate and recommend termination of membership of individual directors in accordance with the Corporation’s Bylaws, for cause or for other appropriate reasons.

●	Make recommendations to the Board concerning the size, structure and composition of the Board and its committees.

●	Manage risks associated with the independence of the members of the Board and potential conflicts of interest.

●	Consider stockholder nominees for election to the Board.

●	Consider matters of corporate governance and periodically review the Corporation’s corporate governance policies and recommend to the Board modifications to the policies as appropriate.

●	Report to the Board concerning the Committee’s activities with such recommendations as the Committee deems appropriate at least once a year.

●	Perform any other activities consistent with this Charter, the Company’s bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

●	Conduct an annual self-evaluation of the performance of the Committee and its members including their effectiveness and compliance with this Charter.

●	Review and reassess, at least annually, the adequacy of this Charter and submit any recommended changes to the Board for its consideration and approval.